NEWS RELEASE

Investor Contact Graham Sones, VP – Investor Relations ir@kodiakgas.com (936) 755-3529

Kodiak Gas Services Reports First Quarter 2026 Financial Results, Increases Full Year 2026 Guidance to Include Distributed Power Business and Provides Power Generation Capacity Update and Growth Outlook

THE WOODLANDS, Texas — May 11, 2026 — Kodiak Gas Services, Inc. (NYSE: KGS) (“Kodiak” or the “Company”) today reported financial and operating results for the quarter ended March 31, 2026. The Company announced increased full-year 2026 guidance to incorporate the contribution from the recently-closed acquisition of Distributed Power Solutions, LLC (DPS). Kodiak also announced that it has procured over 260 megawatts (MWs) of additional power generation capacity and expects annual growth of 300 to 500 MWs per year through 2030.
First Quarter 2026 and Recent Highlights
•Record Contract Services segment revenues of $307.0 million
•Contract Services gross margin percentage of 48.2% and adjusted gross margin percentage(1) of 70.6%
•Net income of $17.8 million, or $0.20 per diluted share and adjusted net income(1) of $52.0 million, or $0.59 per adjusted diluted share(1)
•Record adjusted EBITDA(1) of $190.1 million, a 7.0% increase compared to first quarter 2025
•Quarterly net cash provided by operating activities of $71.2 million and record discretionary cash flow(1) of $126.5 million, a 9.0% increase compared to first quarter 2025
•Completed 20,700 horsepower purchase-leaseback transaction with a leading oil and gas producer in the Permian Basin
•Issued $1 billion of senior unsecured notes, reducing the Company's weighted average borrowing rate and bolstering liquidity
•Closed the acquisition of DPS on April 1, 2026 and procured over 260 MWs of additional power generation capacity; expect to take delivery of 61 MWs in 2026 with the balance to be delivered in 2027 through 2029
2026 Guidance Highlights
•Provided revised full year 2026 guidance to reflect continued strength in natural gas compression and to incorporate new power segment
•Increased 2026 Adjusted EBITDA guidance to a range of $820 million to $860 million
CEO Commentary
“Kodiak is off to a fantastic start in 2026, with record contract services revenue and adjusted gross margin percentage driving record quarterly adjusted EBITDA. Our contract compression business continues to outperform expectations, and our new power business has tremendous growth potential," said Mickey McKee, Kodiak's President and Chief Executive Officer. “Since closing the DPS acquisition, we have been actively engaged with numerous data center developers discussing the scope and scale of their distributed power needs. Given the overwhelming demand, we are actively working to scale our power offerings, including today's announcement of equipment orders that will significantly increase our power generation capacity to over 650 megawatts, and clear line of sight to
(1) Adjusted gross margin percentage, adjusted net income, adjusted diluted earnings per share, adjusted EBITDA, and discretionary cash flow are non-GAAP financial measures. Definitions and reconciliations to the most comparable GAAP financial measure are included herein.

over two gigawatts by the end of the decade. We are currently in advanced discussions with customers to deploy this capacity under long-term contracts.
“We remain constructive on the outlook for U.S. natural gas, with rising demand driving the need for incremental compression infrastructure. The market remains tight, with historically long lead times for new large horsepower compression, but Kodiak is well positioned to deliver on our growth targets in the coming years. We're also encouraged by the increasing adoption of distributed power as the preferred solution for data center and other large industrial power consumers' long-term power needs. We have a robust pipeline of commercial opportunities, and have made meaningful progress to secure the equipment to allow us to capture those opportunities and realize our long-term growth objectives."
Segment Information
Contract Services segment revenue was $307.0 million in the first quarter of 2026, a 6.2% increase compared to $289.0 million in the first quarter of 2025. Contract Services segment gross margin was $148.0 million in the first quarter of 2026, an 18.3% increase compared to $125.2 million in the first quarter of 2025 and adjusted gross margin was $216.7 million in the first quarter of 2026, a 10.7% increase compared to $195.7 million in the first quarter of 2025.
Other Services segment revenue was $38.8 million in the first quarter of 2026, a 4.7% decrease compared to $40.7 million in the first quarter of 2025. Other Services segment gross margin and adjusted gross margin were each $6.2 million in the first quarter of 2026, a 12.7% increase compared to $5.5 million for each measure in the first quarter of 2025.
Financial Results
Net income attributable to common shareholders of $17.8 million or $0.20 per share, in the first quarter of 2026 included a $36.5 million loss on extinguishment of debt related to the refinancing of the Company's senior notes due 2029, as well as $8.3 million of nonrecurring transaction expenses related primarily to the acquisition of DPS. Adjusting for these items and the associated tax effects, adjusted net income was $52.0 million or $0.59 per diluted share.
Long-Term Debt and Liquidity
Total debt outstanding was $2.8 billion as of March 31, 2026, and the Company had $1.5 billion available on its ABL Facility. Kodiak’s credit agreement leverage ratio was 3.6x for the first quarter of 2026.

Summary Financial Data

	Three Months Ended
(in thousands, excluding percentages)	March 31, 2026	December 31, 2025	March 31, 2025
Total revenues	$345,759	$332,871	$329,642
Net income attributable to common shareholders	$17,805	$24,625	$30,411
Adjusted net income (1)	$52,001	$35,261	$32,637
Adjusted EBITDA (1)	$190,092	$184,451	$177,664
Adjusted EBITDA percentage (1)	55.0%	55.4%	53.9%

Contract Services revenue	$306,985	$301,810	$288,956
Contract Services adjusted gross margin (1)	$216,726	$208,911	$195,721
Contract Services adjusted gross margin percentage (1)	70.6%	69.2%	67.7%

Other Services revenue	$38,774	$31,061	$40,686
Other Services adjusted gross margin (1)	$6,155	$3,961	$5,460
Other Services adjusted gross margin percentage (1)	15.9%	12.8%	13.4%

Maintenance capital expenditures	$17,758	$22,265	$16,407

Growth capital expenditures (2) (3)	$85,552	$25,253	$55,983
Other capital expenditures (4)	7,458	11,895	22,258
Total Growth and Other capital expenditures	$93,010	$37,148	$78,241

Discretionary cash flow (1)	$126,505	$112,524	$116,084
Free cash flow (1)	$36,962	$78,609	$47,219
(1)Adjusted net income, adjusted EBITDA, adjusted EBITDA percentage, adjusted gross margin, adjusted gross margin percentage, discretionary cash flow and free cash flow are non-GAAP financial measures. For definitions and reconciliations to the most directly comparable financial measures calculated and presented in accordance with GAAP, see “Non-GAAP Financial Measures” below.
(2)Growth capital expenditures for the three months ended March 31, 2026 include $18.0 million for additional power generation capacity.
(3)Growth capital expenditures made to (1) expand the operating capacity or operating income capacity of assets including, but not limited to, the acquisition of additional compression units, upgrades to existing equipment, expansion of supporting infrastructure, and implementation of new technologies, (2) maintain the operating capacity or operating income capacity of assets by acquisition of replacement compression units and their supporting infrastructure, and (3) expand the operating capacity or operating income capacity of existing assets..
(4)Other capital expenditures made on assets required to support our operations—such as rolling stock, leasehold improvements, technology hardware and software and related implementation expenditures, safety enhancements to equipment, and other general items that are typically capitalized and that have a useful life beyond one year.

Summary Operating Data
(as of the dates indicated)

	March 31, 2026	December 31, 2025	March 31, 2025
Fleet horsepower (1)	4,477,398	4,456,285	4,422,914
Revenue-generating horsepower (2)	4,389,412	4,354,724	4,284,103
Fleet compression units	4,670	4,736	4,941
Revenue-generating compression units	4,494	4,490	4,545
Revenue-generating horsepower per revenue-generating compression unit (3)	977	970	943
Fleet utilization (4)	98.0%	97.7%	96.9%
(1)Fleet horsepower includes (x) revenue-generating horsepower and (y) idle horsepower, which is comprised of compression units that do not have a signed contract or are not subject to a firm commitment from our customer and therefore are not currently generating revenue.
(2)Revenue-generating horsepower includes compression units that are operating under contract and generating revenue and compression units which are available to be deployed and for which we have a signed contract or are subject to a firm commitment from our customer.
(3)Calculated as (i) revenue-generating horsepower divided by (ii) revenue-generating compression units at period end.
(4)Fleet utilization is calculated as (i) revenue-generating horsepower divided by (ii) fleet horsepower.

Full-Year 2026 Guidance
Kodiak is providing revised guidance for the full year 2026. The full year 2026 guidance below incorporates three quarters of the financial impact of the DPS acquisition given the April 1, 2026 closing date.

	Full-Year 2026 Guidance
(in thousands, excluding percentages)	Low	High
Adjusted EBITDA (1)	$820,000	$860,000
Discretionary cash flow (1)(2)	$520,000	$570,000

Segment Information
Compression Infrastructure (3) revenue	$1,250,000	$1,280,000
Compression Infrastructure adjusted gross margin percentage (1)	68.5%	70.0%

Power Infrastructure (3) revenue	$95,000	$125,000
Power Infrastructure adjusted gross margin percentage (1)	60.0%	70.0%

Other Services revenue	$125,000	$160,000
Other Services adjusted gross margin percentage (1)	13.0%	16.0%

Capital Expenditures
Maintenance capital expenditures	$80,000	$90,000

Growth capital expenditures:
Compression Infrastructure (3)	$245,000	$275,000
Power Infrastructure (3)	400,000	500,000
Total Growth capital expenditures	$645,000	$775,000

Other capital expenditures	$45,000	$55,000
Total Growth and Other capital expenditures	$690,000	$830,000
(1)The Company is unable to reconcile projected adjusted EBITDA to projected net income (loss) and discretionary cash flow to projected net cash provided by operating activities and projected adjusted gross margin percentage to projected gross margin percentage, the most comparable financial measures calculated in accordance with GAAP, respectively, without unreasonable efforts because components of the calculations are inherently unpredictable, such as changes to current assets and liabilities, unknown future events, and estimating certain future GAAP measures. The inability to project certain components of the calculation would significantly affect the accuracy of the reconciliations.
(2)Discretionary cash flow guidance assumes no change to Secured Overnight Financing Rate futures.
(3)The Company's Contract Services segment will be renamed Compression Infrastructure going forward. In addition, the Company intends to create a new Power Infrastructure segment that will include a significant majority of the assets, revenues and expenses acquired in the DPS acquisition, as well as similar assets, revenues and expenses, going forward. A portion of the revenues and expenses acquired in the DPS acquisition that are not recurring in nature, as well as similar revenues and expenses arising from the power business going forward, will be included in the Company's existing Other Services segment. To assist in comparisons to future segment results, the guidance above is provided using the Company's go-forward segment structure.

Conference Call
Kodiak will conduct a conference call on Monday, May 11, 2026, at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) to discuss financial and operating results for the quarter ended March 31, 2026. To listen to the call by phone, dial 877-407-4012 and ask for the Kodiak Gas Services call at least 10 minutes prior to the start time. To listen to the call via webcast, please visit the Investors tab of Kodiak’s website at www.kodiakgas.com.
About Kodiak
Kodiak is a leading contract compression, distributed power and energy infrastructure services provider in the United States. The Company serves as a critical link in the infrastructure chain that enables the safe, reliable and efficient production of energy. Headquartered in The Woodlands, Texas, Kodiak provides contract compression, distributed power and related services to oil and gas producers, midstream customers and digital infrastructure operators. Additional information is available on the Company's website at www.kodiakgas.com.
Non-GAAP Financial Measures
Adjusted net income and adjusted earnings per share are considered non-GAAP measures. Adjusted net income is defined as net income adjusted to exclude certain items, as applicable, such as (i) impairment of long-lived assets; (ii) severance expenses; (iii) transaction expenses; (iv) sales tax reserve; (v) loss on disposal of business; (vi) loss (gain) on derivatives; (vii) loss on extinguishment of debt; and (viii) the tax effects of the adjustments. Adjusted earnings per share is calculated by dividing adjusted net income by the weighted average diluted shares outstanding.
Adjusted EBITDA and adjusted EBITDA percentage are considered non-GAAP measures. Adjusted EBITDA is defined net income before interest expense; income tax expense; and depreciation and amortization; plus certain items, as applicable, such as (i) impairment of long-lived assets; (ii) loss (gain) on derivatives; (iii) equity compensation expense; (iv) severance expenses; (v) transaction expenses; (vi) sales tax reserve; (vii) loss (gain) on disposal of business; (viii) loss (gain) on sale of assets; and (ix) loss on extinguishment of debt. We define adjusted EBITDA percentage as adjusted EBITDA divided by total revenues.
Adjusted net income, adjusted diluted EPS, adjusted EBITDA and adjusted EBITDA percentage are used as supplemental financial measures by our management and external users of our financial statements, such as investors, commercial banks and other financial institutions, to assess: (i) the financial performance of our assets without regard to the impact of financing methods, capital structure or historical cost basis of our assets; (ii) the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities; (iii) the ability of our assets to generate cash sufficient to make debt payments and pay dividends; and (iv) our operating performance as compared to those of other companies in our industry without regard to the impact of financing methods and capital structure. We believe adjusted net income, adjusted diluted EPS, adjusted EBITDA and adjusted EBITDA percentage provide useful information because, when viewed with our GAAP results and the accompanying reconciliation, they provide a more complete understanding of our performance than GAAP results alone. We also believe that external users of our financial statements benefit from having access to the same financial measures that management uses in evaluating the results of our business. Reconciliations of adjusted net income and adjusted EBITDA to net income and adjusted diluted EPS to GAAP diluted earnings per share, the most directly comparable GAAP financial measures are presented below.
Adjusted gross margin is defined as revenue less cost of operations, exclusive of depreciation and amortization expense. Adjusted gross margin percentage is defined as adjusted gross margin divided by total revenues. We believe adjusted gross margin and adjusted gross margin percentage are useful as supplemental measures to investors of our operating profitability. Reconciliations of adjusted gross margin to gross margin are presented below.
Discretionary cash flow is considered a non-GAAP measure. Discretionary cash flow is defined as net cash provided by operating activities less (i) maintenance capital expenditures; (ii) certain changes in operating assets and liabilities; and (iii) certain other expenses; plus certain items, as applicable, such as (w) severance expenses; (x) transaction expenses; and (y) sales tax reserve. We believe discretionary cash flow is a useful liquidity and performance measure and supplemental financial measure in assessing our ability to pay cash dividends to our stockholders, make growth capital expenditures and assess our operating performance. A reconciliation of discretionary cash flow to net cash provided by operating activities is presented below.
Free cash flow is considered a non-GAAP measure. Free cash flow is defined as net cash provided by operating activities less (i) maintenance capital expenditures; (ii) certain changes in operating assets and liabilities; (iii) certain other expenses; (iv) growth capital expenditures; and (v) other capital expenditures; plus certain items, as applicable, such as (w) severance expenses; (x) transaction expenses; (y) sales tax reserve; and (z) proceeds from sale of assets. We believe free cash flow is a liquidity measure and useful supplemental financial measure in assessing our ability to pursue business opportunities and investments to grow our business and to service our debt. A reconciliation of free cash flow to net cash provided by operating activities is presented below.
Cautionary Note Regarding Forward-Looking Statements
This news release contains, and our officers and representatives may from time to time make, “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding: (i) expected operating results, such as revenue growth and earnings, including the integration of acquired businesses and assets into our operations, and our ability to service our indebtedness; (ii) anticipated levels of capital expenditures and uses of capital; (iii) current or future volatility in the credit markets and future market conditions; (iv) potential or pending acquisition transactions or other strategic transactions, the timing thereof, the receipt of necessary approvals to close such acquisitions, our ability to finance such acquisitions, and our ability to achieve the intended operational, financial, and strategic benefits from any such transactions; (v) expectations of the effect on our financial condition of claims, litigation, environmental costs, contingent liabilities and governmental and regulatory investigations and proceedings; (vi) production and capacity forecasts for the natural gas and oil industry; (vii) strategy for customer retention, growth, fleet maintenance, market position and financial results; (viii) interest rate hedges; and (ix) strategy for risk management.
Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not place undue reliance on any of these forward-looking statements. Please refer to the factors discussed throughout the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the U.S. Securities and Exchange Commission, which can be found at the SEC’s website www.sec.gov. The discussion of these factors is specifically incorporated by reference into this news release.
Any forward-looking statement made by us in this news release is based only on information currently available to us and speaks only as of the date on which it is made. Except as may be required by applicable law, we undertake no obligation to publicly update any forward-looking statement whether as a result of new information, future developments or otherwise.

KODIAK GAS SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended
(in thousands, except per share data)	March 31, 2026	December 31, 2025	March 31, 2025
Revenues:
Contract Services	$306,985	$301,810	$288,956
Other Services	38,774	31,061	40,686
Total revenues	345,759	332,871	329,642
Operating expenses:
Cost of operations (exclusive of depreciation and amortization shown below):
Contract Services	90,259	92,899	93,235
Other Services	32,619	27,100	35,226
Depreciation and amortization	68,681	73,192	70,529
Long-lived asset impairment	—	6,344	—
Selling, general and administrative	46,127	38,923	32,255
Loss on sale of assets	1,261	7,519	9,211
Total operating expenses	238,947	245,977	240,456
Income from operations	106,812	86,894	89,186
Other income (expenses):
Interest expense	(48,741)	(48,985)	(47,224)
Loss on extinguishment of debt	(36,512)	—	—
Other income (expense), net	(939)	1,072	(402)
Total other expenses, net	(86,192)	(47,913)	(47,626)
Income before income taxes	20,620	38,981	41,560
Income tax expense	2,760	14,216	10,524
Net income	17,860	24,765	31,036
Less: Net income attributable to noncontrolling interests	55	140	625
Net income attributable to common shareholders	$17,805	$24,625	$30,411

Earnings per share attributable to common shareholders:
Basic	$0.20	$0.28	$0.34
Diluted	$0.20	$0.28	$0.33

Weighted average shares outstanding:
Basic	85,942	86,184	87,879
Diluted	87,501	87,483	90,606

KODIAK GAS SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(in thousands)	March 31, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$94,363	$3,179
Accounts receivable, net	238,376	197,600
Inventories, net	103,926	101,530
Contract assets	7,725	5,190
Prepaid expenses and other current assets	15,150	15,637
Total current assets	459,540	323,136
Property, plant and equipment, net	3,419,137	3,377,555
Operating lease right-of-use assets, net	44,361	42,218
Finance lease right-of-use assets, net	5,892	6,500
Goodwill	408,681	408,681
Identifiable intangible assets, net	149,514	154,474
Fair value of derivative instruments	6,578	4,664
Other assets	939	789
Total assets	$4,494,642	$4,318,017
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$71,831	$72,974
Accrued liabilities	195,729	218,463
Contract liabilities	92,413	94,505
Total current liabilities	359,973	385,942
Long-term debt, net of unamortized debt issuance cost	2,787,003	2,555,250
Operating lease liabilities	42,122	39,391
Finance lease liabilities	3,775	4,405
Deferred tax liabilities	125,460	122,851
Other liabilities	1,303	2,782
Total liabilities	$3,319,636	$3,110,621
Stockholders’ equity:
Preferred stock	2	4
Common stock	908	903
Additional paid-in capital	1,326,985	1,334,333
Treasury stock, at cost	(143,968)	(143,968)
Noncontrolling interest	3,597	4,910
Accumulated other comprehensive loss	(99)	(1,586)
(Accumulated deficit) Retained earnings	(12,419)	12,800
Total stockholders’ equity	1,175,006	1,207,396
Total liabilities and stockholders’ equity	$4,494,642	$4,318,017

KODIAK GAS SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended March 31,
(in thousands)	2026	2025
Cash flows from operating activities:
Net income	$17,860	$31,036
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	68,681	70,529
Equity compensation expense	5,890	6,978
Amortization of debt issuance costs	2,963	3,133
Non-cash lease expense	3,260	2,555
Provision for credit losses	1,169	—
Inventory reserve	—	123
Loss on sale of assets	1,261	9,211
Amortization of interest rate swap	—	2,426
Deferred tax provision	2,709	7,016
Loss on extinguishment of debt	36,512	—
Changes in operating assets and liabilities
Accounts receivable	(41,945)	(23)
Inventories	(2,396)	3,416
Contract assets	(2,535)	(12,313)
Prepaid expenses and other current assets	1,604	(1,235)
Accounts payable	(38)	2,182
Accrued and other liabilities	(22,916)	(16,258)
Contract liabilities	(2,092)	5,913
Other assets	1,195	(361)
Net cash provided by operating activities	71,182	114,328
Cash flows from investing activities:
Purchase of property, plant and equipment	(118,370)	(77,553)
Proceeds from sale of assets	3,467	9,376
Net cash used for investing activities	(114,903)	(68,177)
Cash flows from financing activities:
Borrowings on debt instruments	1,353,857	347,491
Payments on debt instruments	(1,147,272)	(344,204)
Principal payments on other borrowings	(395)	(1,950)
Payment of debt issuance cost	(12,958)	—
Principal payments on finance leases	(593)	(719)
Dividends paid to stockholders	(42,604)	(36,445)
Repurchase of common shares	—	(9,956)
Cash paid for shares withheld to cover taxes	(14,979)	(2,827)
Net effect on deferred taxes and taxes payable related to the vesting of restricted stock	—	16
Distributions to noncontrolling interest	(151)	(357)
Net cash provided by (used for) financing activities	134,905	(48,951)
Net increase (decrease) in cash and cash equivalents	91,184	(2,800)
Cash and cash equivalents - beginning of period	3,179	4,750
Cash and cash equivalents - end of period	$94,363	$1,950

KODIAK GAS SERVICES, INC.
RECONCILIATION OF NET INCOME AND DILUTED EARNINGS PER SHARE
TO ADJUSTED NET INCOME AND ADJUSTED DILUTED EARNINGS PER SHARE
(UNAUDITED)

	Three Months Ended
(in thousands)	March 31, 2026	December 31, 2025	March 31, 2025
Net income	$17,860	$24,765	$31,036
Long-lived asset impairment	—	6,344	—
Loss on extinguishment of debt	36,512	—	—
Severance expense	72	2,121	376
Transaction expenses (1)	8,315	793	1,786
Tax effect of adjustments (2)	(10,758)	1,238	(561)
Adjusted net income	$52,001	$35,261	$32,637

Weighted-average common shares outstanding:
Diluted	87,501	87,483	90,606

Diluted earnings per common share	$0.20	$0.28	$0.33
Long-lived asset impairment	—	0.07	—
Loss on extinguishment of debt	0.42	—	—
Severance expense	—	0.02	0.01
Transaction expenses (1)	0.10	0.01	0.02
Tax effect of adjustments (2)	(0.13)	0.02	(0.01)
Adjusted diluted earnings per common share	$0.59	$0.40	$0.35
(1)Represents certain costs associated with non-recurring professional services and other costs, primarily primarily related to the acquisition of DPS and secondary offerings.
(2)Represents the estimated tax effect of adjustments calculated using the Company’s adjusted tax provision.

KODIAK GAS SERVICES, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(UNAUDITED)

	Three Months Ended
(in thousands, excluding percentages)	March 31, 2026	December 31, 2025	March 31, 2025
Net income	$17,860	$24,765	$31,036
Interest expense	48,741	48,985	47,224
Income tax expense	2,760	14,216	10,524
Depreciation and amortization	68,681	73,192	70,529
Long-lived asset impairment	—	6,344	—
Loss on extinguishment of debt	36,512	—	—
Equity compensation expense	5,890	6,516	6,978
Severance expense	72	2,121	376
Transaction expenses (1)	8,315	793	1,786
Loss on sale of assets	1,261	7,519	9,211
Adjusted EBITDA	$190,092	$184,451	$177,664

Net income percentage	5.2%	7.4%	9.4%
Adjusted EBITDA percentage	55.0%	55.4%	53.9%
(1)Represents certain costs associated with non-recurring professional services and other costs, primarily primarily related to the acquisition of DPS and secondary offerings.

KODIAK GAS SERVICES, INC.
RECONCILIATION OF ADJUSTED GROSS MARGIN TO GROSS MARGIN
(UNAUDITED)

Contract Services

	Three Months Ended
(in thousands, excluding percentages)	March 31, 2026	December 31, 2025	March 31, 2025
Total revenues	$306,985	$301,810	$288,956
Cost of operations (excluding depreciation and amortization)	(90,259)	(92,899)	(93,235)
Depreciation and amortization	(68,681)	(73,192)	(70,529)
Gross margin	$148,045	$135,719	$125,192
Gross margin percentage	48.2%	45.0%	43.3%
Depreciation and amortization	68,681	73,192	70,529
Adjusted gross margin	$216,726	$208,911	$195,721
Adjusted gross margin percentage	70.6%	69.2%	67.7%

Other Services

	Three Months Ended
(in thousands, excluding percentages)	March 31, 2026	December 31, 2025	March 31, 2025
Total revenues	$38,774	$31,061	$40,686
Cost of operations (excluding depreciation and amortization)	(32,619)	(27,100)	(35,226)
Depreciation and amortization	—	—	—
Gross margin	$6,155	$3,961	$5,460
Gross margin percentage	15.9%	12.8%	13.4%
Depreciation and amortization	—	—	—
Adjusted gross margin	$6,155	$3,961	$5,460
Adjusted gross margin percentage	15.9%	12.8%	13.4%

KODIAK GAS SERVICES, INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO DISCRETIONARY CASH FLOW AND FREE CASH FLOW
(UNAUDITED)

	Three Months Ended
(in thousands)	March 31, 2026	December 31, 2025	March 31, 2025
Net cash provided by operating activities	$71,182	$194,862	$114,328
Maintenance capital expenditures	(17,758)	(22,265)	(16,407)
Severance expense	72	2,121	376
Transaction expenses (1)	8,315	793	1,786
Change in operating assets and liabilities	69,123	(60,613)	18,679
Other (2)	(4,429)	(2,374)	(2,678)
Discretionary cash flow	$126,505	$112,524	$116,084
Growth capital expenditures (3)(4)(5)	(85,552)	(25,253)	(55,983)
Other capital expenditures (4)	(7,458)	(11,895)	(22,258)
Proceeds from sale of assets	3,467	3,233	9,376
Free cash flow	$36,962	$78,609	$47,219
(1)Represents certain costs associated with non-recurring professional services and other costs, primarily related to the acquisition of DPS and secondary offerings.
(2)Includes non-cash lease expense, provision for credit losses and inventory reserve.
(3)Growth capital expenditures includes an $18.0 million investment in power generation infrastructure to support our recently acquired power distribution business for the three months ended March 31, 2026.
(4)For the three months ended March 31, 2026, December 31, 2025, and March 31, 2025, growth and other capital expenditures includes a $6.5 million decrease, a $6.5 million increase and a $14.1 million increase in accrued capital expenditures, respectively.
(5)For the three months ended March 31, 2026, December 31, 2025, and March 31, 2025, growth capital expenditures includes a $1.0 million increase, a $0.7 million increase and a $1.2 million increase, in a non-cash sales tax accrual on compression equipment purchases, respectively.